Exhibit 23

                    Consent of Independent Public Accountants

         As independent public accountants, we hereby consent to the incorporation by reference of our reports dated November 3, 1997 (except with respect to the matters dicussed in Note 15 as to which the date is November 26, 1997), included in or incorporated by reference into Thermo Ecotek Corporation's Form 10-K for the fiscal year ended September 27, 1997, into the Company's previously filed Registration Statement on Form S-8 (No. 33-91538), Registration Statement on Form S-8 (No. 33-91542), Registration Statement on Form S-8 (No. 33-91546), Registration Statement on Form S-8 (No. 33-91544), Registration Statement on Form S-8 (No. 33-91548), and Registration Statement on Form S-8 (No. 33-80753).

                                                Arthur Andersen LLP

    Boston, Massachusetts
    December 4, 1997